FOR IMMEDIATE RELEASE:

Date:	July 27, 2005
Contact:	David Nolan
Treasurer and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports 43% Increase in Second Quarter Earnings and Declaration of Quarterly Dividend

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank, announced today the Company's results of operations for the three and six month periods ended June 30, 2005.

Net income for the Company for the three-month period ended June 30, 2005 increased to $970,000 or $0.10 per diluted share, as compared to $680,000 or $0.07 per diluted share for the second quarter of 2004. The increase in net income was primarily attributable to higher net interest income resulting from increased loan income and earnings on the proceeds of the Company's recent stock offering. The increase in net income was also attributable to increases in non-interest income and a decrease in loan loss provision. Partially offsetting the above quarterly increases were increases in non-interest expense and income tax expense.

Interest income earned on the loan portfolio increased by $378,000 or 11.5% due to an increase in the average portfolio of 12.4% over the second quarter of 2004 as well as increases in the rates charged on variable rate loans. Income on investments and interest earning deposits increased by $197,000, or 78.4% over the same period last year due to the receipt of $53.8 million of proceeds following the Company's stock offering which closed on March 30, 2005.

The Company recorded no provision for loan losses in the second quarter of 2005, as compared to $25,000 in the same period of 2004. During the second quarter, the Company received net recoveries of $274,000 principally due to a large recovery on a commercial loan that had been charged off in fiscal 2000. Because of this recovery and the continued stable asset quality of the overall loan portfolio, no further provision was deemed necessary. The loan loss allowance as a percentage of total loans was 0.93% at June 30, 2005 in comparison to 0.82% at June 30, 2004. The allowance for loan losses as a percent of non-performing loans was 150.2% at June 30, 2005, as compared to 164% at June 30, 2004.

Non-interest income for the second quarter of 2005 increased to $582,000 from $480,000 in the same period of 2004. Included in this amount was a reimbursement settlement of costs associated with the above referenced loan charge-off in the amount of $167,000. This recovery was partially offset by a decrease in gains realized on securities sales from $52,000 in the second quarter of last year to $17,000 in the same quarter of 2005.

Non-interest expenses for the second quarter of 2005 were $2.4 million as compared to $2.2 million for the same period last year. The majority of this increase is attributable to incremental spending associated with Sarbanes-Oxley section 404 compliance activities as well as strategic planning initiatives. The $202,000 increase in income tax expense was primarily a result of higher pre-tax earnings.

Net income for the Company for the six month period ended June 30, 2005 rose to $1.6 million, or $0.17 per diluted share, from $1.1 million, or $0.12 per diluted share for the same period of 2004. The increase in net income was primarily the result of increases in net-interest income of $796,000 and non-interest income of $183,000 and a reduction in the year to date provision for loan losses in the amount of $125,000, for the same reasons as cited in the quarterly discussion above. These were partially offset by increases in non-interest expense of $317,000 and income tax expense $302,000. The increase in non-interest expense was principally attributable to higher wages, equipment maintenance costs and professional services, while the increase in tax expense is directly attributable to increased pre-tax income.

Total assets increased from $268.2 million at December 31, 2004 to $311.3 million at June 30, 2005, principally due to the receipt of the proceeds of the Company's stock offering completed at the end of the first quarter. The balance of investments and interest bearing funds grew by $29.7 million during the first six months of 2005 to $49.8 million. The loan portfolio increased by 5.5% primarily due to increases in residential mortgage and commercial lending.

Charles M. Sprock, Chairman, CEO and President said, "We are pleased with the continued growth of the Company's earnings. We look forward to continuing to expand our product and service offerings to our current and potential new customers."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 6.62 cents ($0.0662) per share for stockholders of record at the close of business on August 12, 2005. The dividend is payable on August 26, 2005.

Forward-Looking Statements

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
 (Unaudited)
(Dollars in thousands, except per share data)

	As of
	June 30, 2005	December 31, 2004
Selected Financial Condition Data:
Total assets	$311,278	$268,152
Loans, net	243,880	231,272
Securities	15,398	19,116
Cash and cash equivalents	41,377	6,929
Total deposits	204,564	208,787
Borrowings	9,863	18,843
Total shareholders' equity	92,614	36,258
Allowance for loan losses	2,295	2,000
Non-performing loans	1,528	829
Non-performing assets	1,528	829

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Selected Operating Data:
Interest income	$4,106	$3,532	$7,878	$7,123
Interest expense	727	742	1,497	1,537

Net interest income	3,379	2,790	6,381	5,586
Provision for loan losses	0	25	0	125

Net interest income after provision for loan losses	3,379	2,765	6,381	5,461
Non-interest income:
Service charges and other income	565	428	1,006	771
Net gain (loss) on securities	17	52	46	98

Total non-interest income	582	480	1,052	869
Non-interest expense	2,407	2,184	4,889	4,572

Income before income taxes	1,554	1,061	2,544	1,758
Income tax expense	584	381	935	633

Net income	$970	$680	$1,609	$1,125

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.10	$0.07	$0.17	$0.12
Diluted earnings per share	$0.10	$0.07	$0.17	$0.12
Return on average assets	1.25%	1.04%	1.11%	0.86%
Return on average equity	4.20%	7.70%	4.99%	6.19%
Net interest rate spread (1)	4.07%	4.35%	4.28%	4.34%
Net interest margin (1)	4.63%	4.66%	4.71%	4.68%
Non-interest expense to average net assets	3.09%	3.33%	3.36%	3.50%
Efficiency ratio (1)	60.44%	66.78%	65.48%	70.77%
Average interest-earning assets to average
interest-bearing liabilities	157.49%	125.42%	140.48%	125.77%

	As of
	June 30, 2005	December 31, 2004
Equity Ratios:
Equity to assets	29.75%	13.52%
Book value per share	$9.60	$8.57

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.62%	0.36%
Nonperforming assets as percent of total assets	0.49%	0.31%
Allowance for loan losses as a percent of loans	0.93%	0.86%
Allowance for loan losses as a percent of non-
performing loans	150.2%	241.3%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.